Exhibit 99.1

Fluor Corporation	Keith Stephens / Brian Mershon
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7624 / 469.398.7621 tel

469.398.7000 main tel	Ken Lockwood / Jason Landkamer
Investor Relations
469.398.7220 / 469.398.7222 tel

News Release

FLUOR REPORTS FOURTH QUARTER AND FULL YEAR 2010 RESULTS

•                  RECORD 2010 AWARDS OF $27.4 BILLION; BACKLOG RISES TO $34.9 BILLION

•                  2010 EARNINGS OF $357 MILLION; EPS OF $1.98 PER DILUTED SHARE

•                  4TH QUARTER IMPACTED BY:

•                  A $180 MILLION CHARGE ON GREATER GABBARD

•                  A $152 MILLION TAX BENEFIT

•                  2011 EPS GUIDANCE AFFIRMED AT RANGE OF $3.00-$3.40 PER SHARE

IRVING, TEXAS — February 23, 2011 — Fluor Corporation (NYSE: FLR) today announced financial results for its fiscal year ended December 31, 2010.  Net earnings attributable to Fluor for 2010 were $357 million, or $1.98 per diluted share, compared with $685 million, or $3.75 per diluted share in 2009.  Consolidated segment profit for the year was $621 million, down from $1.25 billion a year ago.  Full year results reflect profit growth in Government, Global Services and Power, offset by declines in the Oil & Gas and Industrial & Infrastructure segments.  The Industrial & Infrastructure segment was impacted by pre-tax charges totaling $343 million on the Greater Gabbard Offshore Wind Farm project, including an incremental pre-tax charge of $180 million in the fourth quarter.  Results also included the effect of a $152 million tax benefit in the fourth quarter. Consolidated revenue for the year totaled $20.8 billion, down 5 percent from $22.0 billion a year ago, mainly reflecting lower Oil & Gas activity throughout the year.

Full year new awards were a company record of $27.4 billion, up 48 percent from bookings of $18.5 billion a year ago, mainly due to strong mining & metals orders in the Industrial & Infrastructure segment and sizable orders in the upstream business within Oil & Gas.  Year-end backlog rose to $34.9 billion, up 30 percent from a year ago and up $1.9 billion over last quarter.  Fourth quarter awards were strong at $7.1 billion.

“Fluor had very strong new awards in 2010 which surpassed the company’s previous record and drove the backlog to just under $35 billion at year-end,” said Chief Executive Officer David Seaton.  “While we experienced substantial challenges on the Greater Gabbard project during 2010, the company is well positioned for growth in 2011 and beyond as our markets and the global economy continue to strengthen.”

Corporate G&A expense for the year was reduced to $156 million, down from $179 million a year ago, mainly due to ongoing cost reduction initiatives and lower management incentive compensation.  The low tax rate for 2010 was primarily attributable to the $152 million benefit from the tax restructuring of a foreign subsidiary in the fourth quarter.  A significant portion of the tax benefit arose from the financial impact of the Greater Gabbard losses on the affected subsidiary.  Fluor’s financial condition remains very strong, with cash plus current and noncurrent marketable securities totaling $2.6 billion, which is in line with our substantial cash position a year ago.  During 2010, the company generated over $550 million in cash flow from operating activities, continued its share buyback with the repurchase of $175 million worth of Fluor shares and paid out $90 million in dividends.

Outlook

The company remains encouraged about future opportunities after three consecutive quarters of new award strength and backlog growth, and is maintaining its EPS guidance for 2011 at the previously announced range of $3.00 to $3.40 per diluted share.

Business Segments

Fluor’s Oil & Gas unit reported segment profit of $344 million in 2010, well below its record profits of $730 million in 2009.  Revenue declined 35 percent to $7.7 billion, reflecting low new award levels throughout 2009 and the first half of 2010.   Full year new awards in 2010 totaled $9.7 billion, up from $7.0 billion in 2009.  The segment booked a $3.5 billion award for the engineering, procurement and construction of the upstream facilities associated with the Santos Gladstone LNG project in Australia in the fourth quarter.  Ending Oil & Gas backlog rose for the second consecutive quarter to end the year at $14.3 billion, a 21 percent increase from a year ago.

The Industrial & Infrastructure group reported a segment loss of $170 million, compared with a segment profit of $140 million in 2009.  While the segment profit contribution from the mining & metals business line and certain infrastructure projects was very strong during 2010, the overall segment profit was impacted by two significant issues.  Results for 2010 were materially affected by provisions totaling $343 million on the Greater Gabbard Offshore Wind Farm project which is experiencing a number of issues that have substantially increased the

estimated cost to complete the project.   Cost overruns reflect the impact of the bankruptcy of a major subcontractor, weather-related delays which worsened during the fourth quarter and low wind turbine and subsea cable installation rates which have added substantial costs for additional maritime assets.  The year was also impacted by a $95 million charge related to a bankruptcy court ruling that adversely impacts the collectability of amounts due to the company on the completed SR-125 road project.  Total revenue for the segment rose 42 percent to $6.9 billion, mainly due to increases in mining & metals project volume.  New awards totaled a segment record of $12.5 billion, up 83 percent from $6.8 billion last year.   Year-end backlog rose to a segment record $16.9 billion, representing a 65 percent increase over 2009.

Government posted segment profit of $142 million, up 22 percent from $117 million reported a year ago.  Improved results primarily reflect increased contributions from LOGCAP IV task orders in Afghanistan.  Revenue in 2010 grew by 53 percent to $3.0 billion.  New awards totaled $2.8 billion for the year, up from $2.3 billion in 2009.  Ending backlog was $751 million, compared with $1.0 billion a year ago.

Segment profit for Global Services rose to $133 million in 2010, compared with $107 million in 2009 which included a $45 million charge for the uncollectability of a receivable on a paper mill revamp project.  Revenue decreased by 4 percent to $1.5 billion, primarily due to reduced levels of equipment leasing activity in Iraq.  Full year new awards of $1.6 billion were up 80 percent, reflecting new long term contracts.  Ending backlog rose by 12 percent to $2.1 billion.

Fluor’s Power group reported an 8 percent increase in segment profit to $171 million, while revenue declined by 5 percent to $1.7 billion.  Increased segment profit reflects the completion of the Oak Grove coal-fired power project in Texas, and increased profit contribution from a gas-fired project.  These positive results were partly offset by charges totaling $91 million for estimated additional costs to complete a gas-fired power project in Georgia.  The decrease in revenue was mainly due to a decline in backlog driven by the completion of the Oak Grove project, along with reduced new order flow.  New awards in 2010 totaled $757 million, well below the $1.3 billion recorded in 2009, due to continued low power demand and uncertainty regarding pending carbon emissions legislation.  Power segment backlog declined to $972 million at year-end, down from $1.9 billion at the end of 2009.

Fourth Quarter Results

Net earnings attributable to Fluor for the fourth quarter of 2010 were $117 million, or $0.65 per diluted share, compared with $149 million, or $0.82 per diluted share, in 2009.  Fourth quarter profit includes the impact of pre-tax charges of $180 million on the Greater Gabbard Offshore Wind Farm project and $28 million on a gas-fired power plant in Georgia.  Consolidated tax expense in the fourth quarter included the $152 million benefit from the tax restructuring of a foreign subsidiary.  A significant portion of the tax benefit arose from the financial impact of the Greater Gabbard losses in 2010 on the affected subsidiary.  Segment profit for the fourth quarter declined to $77 million, compared with $310 million a year ago.

Corporate G&A expenses in the quarter were $58 million, below the $61 million reported a year ago, due to overhead cost reduction efforts and lower management incentive compensation.  Revenue for the quarter of $5.3 billion was 4 percent below last year, mainly due to lower Oil & Gas and Power segment project activity.  Fourth quarter new awards were $7.1 billion including awards of $4.4 billion in Oil & Gas and $1.3 billion in Industrial & Infrastructure, more than doubling total awards of $3.3 billion in the same quarter of 2009.

Fourth Quarter and Year-End Conference Call

Fluor will host a conference call at 11:00 a.m. Eastern Standard Time on Wednesday, February 23, which will be webcast live on the Internet and can be accessed by logging onto http://investor.fluor.com.  A supplemental slide presentation will be available shortly before the call begins.  The webcast and presentation will be archived for 30 days following the call.  Certain non-GAAP financial measures, as defined under SEC rules, are included in this press release and may be discussed during the conference call.  A reconciliation of these measures is included in this press release which will be posted in the investor relations section of the Company’s website.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) designs, builds and maintains many of the world’s most challenging and complex projects.  Through its global network of offices on six continents, the company provides comprehensive capabilities and world-class expertise in the fields of engineering, procurement, construction, commissioning, operations, maintenance and project management.  Headquartered in Irving, Texas, Fluor is a FORTUNE 200 company and had revenues of $20.8 billion in 2010.  For more information visit www.fluor.com.

Forward-Looking Statements: This release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans” or other similar expressions).  These forward-looking statements, including statements relating to future backlog, revenue and earnings, expected performance of the Company’s business and the outlook of the markets which the Company serves are based on current management expectations and involve risks and uncertainties.  Actual results may differ materially as a result of a number of factors, including, among other things, failure to achieve projected backlog, revenue and/or earnings levels; difficulties or delays incurred in the execution of contracts, resulting in cost overruns or liabilities, including those caused by the performance of the Company’s clients, subcontractors, suppliers and joint venture or teaming partners; failure to meet timely completion or performance standards that could result in higher costs, reduced profits or, in some cases, losses on projects; the Company’s failure to receive anticipated new contract awards and the related impacts on staffing levels and cost; intense competition in the global engineering, procurement and construction industry, which can place downward pressure on the Company’s contract prices and profit margins; the financial viability of the Company’s clients, subcontractors, suppliers and joint venture or teaming partners; decreased capital investment or expenditures, or a failure to make anticipated increased capital investment or expenditures, by the Company’s clients; the cyclical nature of many of the markets the Company serves, including the Company’s commodity-based business lines, and the Company’s vulnerability to downturns; foreign economic and political uncertainties; the effects of severe weather, which may result in project delays,  increased costs, liabilities or losses on projects; failure to obtain favorable results in existing or future litigation or dispute resolution proceedings; the potential impact of certain tax matters including, but not limited to, those from foreign operations and ongoing audits by tax authorities; delays or defaults in client payments; client cancellations of, or scope adjustments to, existing contracts, including the Company’s government contracts that may be terminated at any time, and the related impacts on staffing levels and cost; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients; liabilities arising for faulty engineering services; failure to maintain safe worksites; the Company’s ability to hire and retain qualified personnel; and the timely and successful implementation of strategic initiatives.  Caution must be exercised in relying on these and other forward-looking statements.  Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A. Risk Factors” in the Company’s Form 10-K filed on February 23, 2011. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (469) 398-7220. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(in millions, except per share amounts)

Unaudited

CONSOLIDATED OPERATING RESULTS

THREE MONTHS ENDED DECEMBER 31	2010	2009
Revenue	$5,266.8	$5,479.3
Cost and expenses:
Cost of revenue	5,167.7	5,156.9
Corporate general and administrative expense	58.0	61.5
Interest income, net	(1.4)	(3.2)
Total cost and expenses	5,224.3	5,215.2
Earnings before income taxes	42.5	264.1
Income tax (benefit) expense	(96.6)	102.8
Net earnings	139.1	161.3
Net earnings attributable to noncontrolling interests	(22.0)	(12.6)
Net earnings attributable to Fluor Corporation	$117.1	$148.7
Basic earnings per share
Net earnings	$0.66	$0.83
Weighted average shares	177.6	178.2
Diluted earnings per share
Net earnings	$0.65	$0.82
Weighted average shares	181.3	179.9
New awards	$7,090.0	$3,316.2
Backlog	$34,908.7	$26,778.8
Work performed	$5,138.0	$5,346.3

YEAR ENDED DECEMBER 31	2010	2009
Revenue	$20,849.3	$21,990.3
Cost and expenses:
Cost of revenue	20,144.0	20,689.2
Corporate general and administrative expense	156.3	178.5
Interest income, net	(10.6)	(14.2)
Total cost and expenses	20,289.7	20,853.5
Earnings before income taxes	559.6	1,136.8
Income tax expense	118.5	403.9
Net earnings	441.1	732.9
Net earnings attributable to noncontrolling interests	(83.6)	(48.0)
Net earnings attributable to Fluor Corporation	$357.5	$684.9
Basic earnings per share
Net earnings	$2.01	$3.79
Weighted average shares	178.0	179.1
Diluted earnings per share
Net earnings	$1.98	$3.75
Weighted average shares	181.0	180.9
New awards	$27,362.9	$18,455.4
Backlog	$34,908.7	$26,778.8
Work performed	$20,360.1	$21,377.8

FLUOR CORPORATION

Unaudited

BUSINESS SEGMENT FINANCIAL REVIEW

($ in millions)

THREE MONTHS ENDED DECEMBER 31	2010		2009 (1)
Revenue
Oil & Gas	$2,091.2		$2,504.0
Industrial & Infrastructure	1,636.6		1,540.5
Government	805.8		589.6
Global Services	423.8		376.5
Power	309.5		468.8
Total revenue	$5,266.9		$5,479.4

Segment profit $ and margin %
Oil & Gas	$78.7	3.8%	$158.9	6.3%
Industrial & Infrastructure	(102.4)	-6.3%	36.6	2.4%
Government	37.1	4.6%	32.0	5.4%
Global Services	39.1	9.2%	39.1	10.4%
Power	24.3	7.9%	43.2	9.2%
Total segment profit $ and margin %	$76.8	1.5%	$309.8	5.7%

Corporate general and administrative expense	(58.0)		(61.5)
Interest income, net	1.4		3.2
Earnings attributable to noncontrolling interests	22.3		12.6
Earnings before taxes	$42.5		$264.1

YEAR ENDED DECEMBER 31	2010		2009 (1)
Revenue
Oil & Gas	$7,740.0		$11,826.9
Industrial & Infrastructure	6,867.2		4,820.6
Government	3,038.0		1,983.2
Global Services	1,508.6		1,578.1
Power	1,695.5		1,781.5
Total revenue	$20,849.3		$21,990.3

Segment profit $ and margin %
Oil & Gas	$344.0	4.4%	$729.7	6.2%
Industrial & Infrastructure	(169.7)	-2.5%	140.4	2.9%
Government	142.2	4.7%	116.8	5.9%
Global Services	133.3	8.8%	106.6	6.8%
Power	170.9	10.1%	157.7	8.9%
Total segment profit $ and margin %	$620.7	3.0%	$1,251.2	5.7%

Corporate general and administrative expense	(156.3)		(178.5)
Interest income, net	10.6		14.2
Earnings attributable to noncontrolling interests	84.6		49.9
Earnings before taxes	$559.6		$1,136.8

(1)    Effective January 1, 2010, the company moved the power services business to the Power segment from the Global Services segment.  Revenue, segment profit and margin for 2009 have been recast to reflect this change.

FLUOR CORPORATION

Unaudited

SELECTED BALANCE SHEET ITEMS

($ in millions, except per share amounts)

	DECEMBER 31,	DECEMBER 31,
	2010	2009
Cash and marketable securities, including noncurrent	$2,607.4	$2,625.8
Total current assets	5,562.8	5,122.1
Total assets	7,614.9	7,178.5
Total short-term debt	96.7	109.8
Total current liabilities	3,523.4	3,301.4
Long-term debt	17.8	17.7
Shareholders’ equity	3,497.0	3,305.5

Total debt to capitalization % (based on shareholders’ equity)	3.2%	3.7%
Shareholders’ equity per share	$19.82	$18.48

SELECTED CASH FLOW ITEMS

($ in millions)

YEAR ENDED DECEMBER 31	2010	2009 (1)

Cash provided by operating activities	$550.9	$905.0

Investing activities
Net sales (purchases) and maturities of marketable securities	437.5	(623.3)
Capital expenditures	(265.4)	(233.1)
Other items	46.3	38.4
Cash provided (utilized) by investing activities	218.4	(818.0)

Financing activities
Repurchase of common stock	(175.1)	(125.4)
Dividends paid	(90.1)	(90.7)
Repayment of convertible debt	(13.1)	(23.8)
Distributions paid to noncontrolling interests, net of contributions	(83.7)	(75.7)
Repayment of corporate-owned life insurance loans	(32.2)	—
Other Items	4.3	(7.4)
Cash utilized by financing activities	(389.9)	(323.0)

Effect of exchange rate changes on cash	68.5	88.7

Increase (decrease) in cash and cash equivalents	$447.9	$(147.3)

Depreciation	$189.4	$180.8

(1)    Certain 2009 amounts have been reclassified to conform with the 2010 presentation.

FLUOR CORPORATION

Supplemental Fact Sheet

Unaudited

NEW AWARDS

($ in millions)

THREE MONTHS ENDED DECEMBER 31	2010		2009 (1)		% Chg

Oil & Gas	$4,400	62%	$912	28%	382%
Industrial & Infrastructure	1,282	18%	1,574	47%	(19)%
Government	533	7%	358	11%	49%
Global Services	404	6%	316	9%	28%
Power	471	7%	156	5%	202%
Total new awards	$7,090	100%	$3,316	100%	114%

YEAR ENDED DECEMBER 31	2010		2009 (1)		% Chg

Oil & Gas	$9,713	35%	$7,048	38%	38%
Industrial & Infrastructure	12,505	46%	6,838	37%	83%
Government	2,761	10%	2,339	13%	18%
Global Services	1,627	6%	903	5%	80%
Power	757	3%	1,327	7%	(43)%
Total new awards	$27,363	100%	$18,455	100%	48%

BACKLOG TRENDS

($ in millions)

AS OF DECEMBER 31	2010		2009 (1)		% Chg

Oil & Gas	$14,267	41%	$11,771	44%	21%
Industrial & Infrastructure	16,862	48%	10,250	38%	65%
Government	751	2%	1,017	4%	(26)%
Global Services	2,057	6%	1,841	7%	12%
Power	972	3%	1,900	7%	(49)%
Total backlog	$34,909	100%	$26,779	100%	30%

United States	$8,985	26%	$10,125	38%	(11)%
The Americas	9,697	28%	6,201	23%	56%
Europe, Africa and the Middle East	8,340	24%	7,183	27%	16%
Asia Pacific	7,887	22%	3,270	12%	141%
Total backlog	$34,909	100%	$26,779	100%	30%

(1)    Effective January 1, 2010, the company moved the power services business to the Power segment from the Global Services segment.  New awards and backlog for 2009 have been recast to reflect this change.